Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2020 relating to the financial statements of Penumbra, Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penumbra, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

February 25, 2020